QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CINTAS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

6800 Cintas Boulevard
Cincinnati, Ohio 45262

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on October 14, 2008, at 10:00 a.m. Eastern Daylight Time at Cintas' Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio.

This booklet includes notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Shareholders entitled to vote at this Annual Meeting are those of record as of the close of business on August 19, 2008. Please note that only shareholders of record or holders of valid proxies from such shareholders may attend or vote at the meeting. Since seating will be limited, we ask shareholders to call 1-866-246-8277 to make a reservation for the meeting. When making your reservation, please give your full name, company name and address. If you do not make a reservation, you may not be provided entry into the meeting due to limited space.

Upon arrival at the Annual Meeting, shareholders may be asked for a form of personal identification and proof of stock ownership. This can be in the form of a brokerage statement or proxy card. Based on this proof of ownership and the reservation system noted above, an admission ticket will be given to the shareholder at the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

We are pleased to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of this proxy statement and our 2008 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. We believe that this new process will allow us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Whether or not you plan to attend the meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your proxy card.

Sincerely,

Richard T. Farmer
Chairman of the Board

September 4, 2008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF CINTAS CORPORATION

Time:	10:00 a.m., Eastern Daylight Time
Date:	October 14, 2008
Place:	Cintas Corporate Headquarters 6800 Cintas Boulevard Cincinnati, Ohio
Purpose:
1.	To elect as directors the nine nominees named in the attached proxy materials;
2.	To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009;
3.	To vote on two shareholder proposals if properly presented; and
4.	To conduct other business if properly raised.

Only shareholders of record on August 19, 2008, may attend or vote at the meeting. The approximate mailing date of the proxy statement and accompanying proxy card is September 4, 2008.

The vote of each shareholder is important. You can vote your shares by completing and returning the proxy card sent to you. Shareholders can also vote their shares over the Internet or by telephone by following the voting instructions on the proxy card attachment enclosed.

Thomas E. Frooman
Vice President and Secretary – General Counsel

September 4, 2008

Cintas makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission ("SEC"), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC's website (www.sec.gov). To access these filings, go to our website (www.cintas.com) and click on the "Financial Reports" tab at the right under the "Investors" page. Copies of Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2008, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Thomas E. Frooman
Vice President and Secretary – General Counsel
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio 45262-5737

 GENERAL INFORMATION

Who may vote
Shareholders of Cintas, recorded in our stock register on August 19, 2008, may vote at the meeting. As of that date, Cintas had 153,820,155 shares of Common Stock outstanding. Each share is entitled to one vote on each matter submitted to the shareholders at the annual meeting.

How to vote
You may vote in person at the meeting or by proxy. You may also vote by Internet or telephone using one of the methods described in the proxy card. We recommend you vote by proxy, Internet or telephone even if you plan to attend the meeting. If you vote by Internet or telephone, please do not return the proxy card. If voting by mail, please complete, sign and date your proxy card enclosed with these proxy materials. If desired, you can change your vote at the meeting.

How proxies work
Cintas' Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting.

All proxies properly signed will, unless a different choice is indicated, be voted "FOR" the election of all nominees proposed by the Nominating and Corporate Governance Committee, "FOR" the director ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009, "AGAINST" the first shareholder proposal if properly presented and "AGAINST" the second shareholder proposal if properly presented.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote. Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.

If any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Revoking a proxy
You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Cintas' Secretary in writing at the address under "Questions?" on page 33.

Quorum
In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed
The nine nominees receiving the most votes will be elected as members of the Board of Directors subject to a resignation policy in our Bylaws that applies to any nominee who does not receive a majority of the votes cast. See "Election of Directors" on page 2. Approval of all other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of shares voting.

Only votes for or against a proposal count. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker nonvotes count for quorum purposes, but not for voting purposes. Broker nonvotes occur when a broker returns a proxy, but does not have authority to vote on a particular proposal.

Attending in person
Only shareholders, their proxy holders and Cintas' guests, each of which must be properly registered as described in the notice herewith, may attend the meeting.

 ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for election the following current directors, namely: Gerald S. Adolph, Paul R. Carter, Gerald V. Dirvin, Richard T. Farmer, Scott D. Farmer, Joyce Hergenhan, Robert J. Kohlhepp, David C. Phillips and Ronald W. Tysoe. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual Meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes.

In accordance with NASDAQ Stock Market, LLC ("NASDAQ") rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the NASDAQ listing standards and Exchange Act rules. Cintas' Director Independence Standards are available on our website at www.cintas.com. Based on these standards, the Board determined that each of the following nonemployee directors is independent: Gerald S. Adolph, Paul R. Carter, Gerald V. Dirvin, Joyce Hergenhan, David C. Phillips and Ronald W. Tysoe. Our Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. All directors are elected for one-year terms. Personal information on each of our nominees is given below.

In March 2007, the Board of Directors acted to change the method by which directors are elected by amending Cintas' Bylaws. The new procedures apply to an uncontested election, which is one in which the number of nominees does not exceed the number of directors to be elected. In an uncontested election, any nominee who does not receive a majority of the shares cast shall promptly offer his or her resignation to the Board. The Nominating and Corporate Governance Committee will take the matter under advisement and make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board has 90 days following certification of the shareholder vote to consider the offer of resignation. Within such 90 day period, the Board will promptly disclose publicly its decision whether to accept the director's resignation offer.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Gerald S. Adolph3 & 4 54	Gerald S. Adolph was elected a Director of Cintas in 2006. Mr. Adolph is currently a Senior Vice President with Booz & Company. Mr. Adolph has held numerous leadership positions at Booz & Company, including Worldwide Chemicals Practice Leader, Worldwide Consumer and Health Practice Leader and Global Mergers and Restructuring Practice Leader. He has also served on the Booz & Company Board of Directors.
Paul R. Carter2 & 4 68
Paul R. Carter was elected a Director of Cintas in 2002 and is the Chairman of the Audit Committee. Mr. Carter formerly was a Director of Wal-Mart Stores, Inc. and its Chief Financial Officer. He retired as Executive Vice President of Wal-Mart Stores, Inc. and President of Wal-Mart's real estate division effective January 31, 2003.
Gerald V. Dirvin3 & 4 71
Gerald V. Dirvin was elected a Director of Cintas in 1993 and is the Chairman of the Compensation Committee. Mr. Dirvin joined The Procter & Gamble Company in 1959 and served in various management positions. He retired as Executive Vice President and Director of Procter & Gamble in 1994.

Richard T. Farmer 73	Richard T. Farmer is the founder of Cintas Corporation. He has served as Chairman of the Board of Cintas Corporation and its predecessor companies since 1968. Prior to the founding of Cintas, Mr. Farmer worked with his family owned company, which Cintas acquired in the early 1970s. Prior to August 1, 1995, Mr. Farmer also served as Chief Executive Officer.
Scott D. Farmer[1] 49
Scott D. Farmer joined Cintas in 1981. He has held the positions of Vice President – National Account Division, Vice President – Marketing and Merchandising, Rental Division Group Vice President and Chief Operating Officer. In 1994, he was elected to the Board of Directors. He was elected Chief Executive Officer in July 2003.
Joyce Hergenhan3 & 4 66
Joyce Hergenhan was elected a Director of Cintas in 2004. Ms. Hergenhan was with the General Electric Company for 22 years, serving as both Vice President for Corporate Public Relations and President of the GE Foundation until her retirement in early 2004.
Robert J. Kohlhepp[1] 64
Robert J. Kohlhepp has been a Director of Cintas since 1979. He has been employed by Cintas since 1967 serving in various executive capacities including Vice President – Finance, Executive Vice President, President and Chief Executive Officer. He now serves as Vice Chairman of the Board. He is also a Director of Parker Hannifin Corporation, Cleveland, Ohio.
David C. Phillips1, 2 & 4 70
David C. Phillips was elected a Director of Cintas in 2003. He was designated as Lead Director of the Cintas Board of Directors and is Chairman of the Executive Committee and the Nominating and Corporate Governance Committee. He was with Arthur Andersen LLP for 32 years in which he served in several managing partner leadership positions. After retiring from Arthur Andersen in 1994, he became Chief Executive Officer of Downtown Cincinnati, Inc., from which he retired in 1999 to expand his financial consulting services business and to work with Cincinnati Works, Inc. Cincinnati Works, Inc. is an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work. He is also a Director of Meridian Bioscience, Inc. and of Summit Mutual Funds.
Ronald W. Tysoe2 & 4 55
Ronald W. Tysoe was appointed a Director of Cintas in 2008. Mr. Tysoe served as Senior Advisor of Perella Weinberg Partners LP from October 2006 to September 2007. He served as Vice Chairman of Federated Department Stores, Inc. from April 1990 to October 2006. Mr. Tysoe is also a Director of Canadian Imperial Bank of Commerce, Scripps Networks Interactive, Inc., NRDC Acquisition Corp. and Taubman Centers Inc.

Richard T. Farmer is the father of Scott D. Farmer.

  Member of the Executive Committee of the Board of Directors.

  Member of the Audit Committee of the Board of Directors.

  3
  Member of the Compensation Committee of the Board of Directors.

  4
  Member of the Nominating and Corporate Governance Committee of the Board of Directors.

 CORPORATE GOVERNANCE

Cintas is a Washington corporation and, therefore, governed by the corporate laws of Washington. Since its stock is publicly traded on the NASDAQ Global Select Market and it files reports with the Securities and Exchange Commission, it is also subject to the rules of NASDAQ as well as various provisions of federal securities laws and the Sarbanes-Oxley Act of 2002 ("SOX").

Governance of the corporation is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Cintas on your behalf. It reviews Cintas' long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions and the declaration of dividends. The Board also reviews financial and internal controls and management succession plans.

During fiscal 2008, the Board of Directors met on eight occasions (four of which were telephonic). In addition, the independent directors met on three occasions during fiscal 2008 without the presence of management directors. A lead director selected by such independent directors presides over each session.

Cintas expects all directors to attend all Board and shareholder meetings. All directors attended the 2007 Annual Meeting of Shareholders. Each of Cintas' directors attended at least 75% of the aggregate of all meetings of the Board and committees of which they were a member.

Shareholders may communicate with the full Board or individual directors on matters concerning Cintas by mail or through our website, in each case to the attention of the Secretary.

At its meeting on April 28, 2004, the Board reviewed, approved and adopted the Cintas Code of Ethics. A copy of the Cintas Code of Ethics is available on our website, www.cintas.com. Cintas intends to post on its website within four business days after approval any amendments or waivers to the Code of Ethics.

The Directors have organized themselves into the committees described below to help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.

The Executive Committee is composed of David C. Phillips (Chairman), Scott D. Farmer and Robert J. Kohlhepp. It acts for the Board as required between Board meetings. This Committee had no meetings in fiscal 2008.

Each of the following committees is composed of nonemployee directors each of whom meets the relevant independence requirements established by NASDAQ and SOX that apply to their particular assignments.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for nominating persons for election as directors at each annual shareholders' meeting, making recommendations for filling any Board vacancies that may arise between meetings due to resignation or other factors and developing and recommending to the Board corporate governance policies and guidelines for Cintas. In nominating directors, the Nominating and Corporate Governance Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, business experience and needs of the Board as its function relates to the business of Cintas. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of Cintas. However, in no event shall any nomination made by a shareholder be binding on Cintas unless it is made in strict accordance with Cintas Bylaws as they may be amended from time to time. A copy of the

Nominating and Corporate Governance Committee Charter is available on our website, www.cintas.com.

Committee members: David C. Phillips (Chairman), Gerald S. Adolph, Paul R. Carter, Gerald V. Dirvin, Joyce Hergenhan, Roger L. Howe and Ronald W. Tysoe.

Meetings last year: Three

Audit Committee

The Audit Committee is governed by a written charter adopted by the Board. A copy of the Audit Committee Charter is attached to the proxy statement for Cintas' 2006 Annual Shareholders' Meeting and is also available on our website, www.cintas.com. Paul R. Carter has been designated as the Audit Committee financial expert by the Board of Directors; and each of the other members of this Committee satisfies the expertise standards required by NASDAQ.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also evaluates information received from the independent registered public accounting firm and management to determine whether the registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Cintas concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting, auditing or financial matters.

The Audit Committee approves all audit and nonaudit services performed for Cintas by its independent registered public accounting firm prior to the time that those services are commenced. The Chairman also has the authority to approve these services between regularly scheduled meetings. In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

Committee members: Paul R. Carter (Chairman), David C. Phillips and Ronald W. Tysoe

Meetings last year: Twelve (Nine of which were telephonic meetings).

AUDIT COMMITTEE REPORT

The Audit Committee oversees Cintas' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. As part of the oversight processes, the Audit Committee regularly meets with management of Cintas, Cintas' independent registered public accounting firm and Cintas' internal auditors. The Audit Committee regularly meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, the independent registered public accounting firm and internal auditors for Cintas. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

  (a)
  reviewed and discussed Cintas' audited financial statements for fiscal 2008 with Cintas' management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

  (b)
  reviewed the quarterly earnings releases and Form 10-K and Form 10-Q filings prior to release;

  (c)
  reviewed management's representations that the audited financial statements were prepared in accordance with generally accepted accounting principles and fairly present the results of operations and financial position of Cintas;

  (d)
  reviewed and discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and SEC rules, including matters related to the conduct of the audit of Cintas' consolidated financial statements;

  (e)
  discussed with the independent registered public accounting firm the firm's independence from management and Cintas including the matters in the written disclosures and letter received from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T;

  (f)
  based on the discussions with management and the independent registered public accounting firm, the independent registered public accounting firm's disclosures to the Audit Committee, the representations of management and the report of the independent registered public accounting firm, recommended to the Board, which adopted the recommendation, that Cintas' audited annual financial statements be included in Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2008, for filing with the Securities and Exchange Commission;

  (g)
  reviewed all audit and nonaudit services performed for Cintas by the independent registered public accounting firm for the fiscal year ended May 31, 2008, and determined that its provision of nonaudit services was compatible with maintaining its independence from Cintas;

  (h)
  consulted with counsel regarding SOX, NASDAQ's corporate governance listing standards and the corporate governance environment in general and considered any additional requirements placed on the Audit Committee as well as additional procedures or matters the Audit Committee should consider;

  (i)
  reviewed and monitored the progress and results of the testing of internal controls over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal controls over financial reporting and reviewed an attestation report from the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; and

  (j)
  examined the Audit Committee Charter to determine compliance by Cintas and the Committee with its provisions and to determine whether any revisions to the Charter were advisable. No significant changes were made.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE, Paul R. Carter (Chairman), David C. Phillips and Ronald W. Tysoe

The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of Cintas' fiscal 2008.

Fees billed for services in fiscal 2008 and fiscal 2007 are as follows:

	Fiscal 2008	Fiscal 2007
Audit Fees	$773,250	$751,500
Audit Related Fees(1)	$186,098	$182,198
Tax Fees(2)	$286,941	$245,669
All Other Fees	$0	$0

  (1)
  Audit related fees include review of SEC registration statements, benefit plan audits and consultation on accounting standards or transactions.

  (2)
  Tax fees consist of assistance with international tax compliance and review of U.S. tax returns. Tax fees for fiscal 2008 were higher than fiscal 2007 due in large part to fees relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FAS 109).

Compensation Committee

The Compensation Committee is governed by a written charter adopted by the Board. A copy of the Compensation Committee Charter is available on our website, www.cintas.com. In discharging the responsibilities of the Board of Directors relating to compensation of Cintas' Chief Executive Officer and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of Cintas' Chief Executive Officer and other senior executive officers, (ii) to oversee the compensation policies and programs of Cintas, including adopting, administering and approving Cintas' incentive compensation and stock plans and awards and amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan and (iii) to oversee management succession planning. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. While the Compensation Committee has from time to time considered the use of outside consultants in assisting with recommending the amount or form of executive or director compensation, neither Cintas nor the Committee engaged any outside compensation consultants for the fiscal year ending May 31, 2008. The Committee believes it has the necessary resources available to survey the compensation practices of Cintas' peers and keep abreast of compensation developments in the marketplace.

Cintas' executive compensation policies are designed to support the corporate objective of maximizing the long-term value of Cintas for its shareholders and employee-partners. To achieve this objective, the Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The methods by which the Committee believes Cintas' long-term objectives can be achieved are through incentive and equity compensation plans.

The Compensation Committee processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled "Executive Compensation".

Committee members: Gerald V. Dirvin (Chairman), Gerald S. Adolph, Joyce Hergenhan and Roger L. Howe.

Meetings last year: Four (One of which was a telephonic meeting).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of Cintas. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2008 (see the section titled Related Person Transactions in this proxy statement for a description of our policy on related person transactions). None of the members of the Compensation Committee is an executive officer of another entity at which one of our executive officers serves on the Board of Directors. No named executive officer of Cintas serves as a director or as a member of a committee of any company of which any of Cintas' nonemployee directors are executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cintas' Proxy Statement on Schedule 14A.

Committee Members: Gerald V. Dirvin (Chairman), Gerald S. Adolph, Joyce Hergenhan and Roger L. Howe.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses and analyzes the compensation awarded to, earned by, or paid to the executive officers set forth in the Summary Compensation Table of this proxy statement (collectively, the named executive officers). It also discusses the principles underlying our policies and decisions.

Overview of Compensation Program

The Compensation Committee oversees the compensation programs of Cintas, with particular attention to the compensation for its Chief Executive Officer and the other named executive officers. It is the responsibility of the Committee to review and approve or, as the case may be, recommend to the Board of Directors for approval, changes to Cintas' compensation policies and benefits programs, to administer Cintas' stock plans including recommending and approving stock-based awards to named executive officers, and to otherwise ensure that Cintas' compensation philosophy is consistent with the best interests of Cintas and its shareholders and is properly implemented and monitored. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other executives.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid-time-off plans and policies applicable to salaried employees in general are handled by Cintas' human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Committee.

Cintas has no policy regarding share ownership by the named executive officers. Cintas does have a policy encouraging the named executive officers to retain shares acquired through the long-term equity incentive program.

Compensation Objectives

The primary focus of our executive compensation program is to support the corporate objective of maximizing the long-term value for our shareholders and employee-partners. We also strive to provide a competitive level of total compensation to all of our employee-partners, including the named executive officers, that attracts and retains talented and experienced individuals and that motivates them to contribute to Cintas' short-term and long-term success.

Our compensation program is designed to reward both individual and team performance, measured by overall Cintas results and the attainment of individual goals and productivity. The Executive Incentive Plan for fiscal 2008, which applies to all named executive officers, was based on growth in earnings per share (EPS) and the accomplishment of certain individual goals, except that the compensation arrangement with Mr. S. D. Farmer for fiscal 2008 was based on growth in EPS, growth in sales and other performance goals outlined by the Committee to Mr. S. D. Farmer.

Role of Executive Officers in Compensation Decisions

The Compensation Committee sets the compensation for the named executive officers based on recommendations set forth by management. Annually, the Committee performs a market analysis of executive compensation plans. The analysis looks at companies in Cintas' industry as well as companies that it considers to be Cintas' peer group (G&K Services, Unifirst Corporation, Aramark Corporation, The ServiceMaster Corporation, Iron Mountain Incorporated, Convergys Corporation, Robert Half International Inc., Paychex, Inc., Walgreen Co. and Fifth Third Bancorp). The Committee benchmarks base salary, annual cash incentives, long-term compensation and other compensation. The analysis shows that our named executive officers receive total compensation less than the total compensation of respective named executive officers of the majority of the companies in the peer group identified above.

Based on the market analysis and individual performance, the Vice Chairman of the Board of Directors makes a recommendation to the Committee on the Chief Executive Officer's base salary and annual cash incentive target for the upcoming fiscal year. The Chief Executive Officer makes a recommendation to the Committee for the base salaries and annual cash incentive targets for the upcoming fiscal year for the Senior Vice President and Chief Financial Officer, the Vice President and Secretary – General Counsel and the President and Chief Operating Officer. The Senior Vice President and Chief Financial Officer makes a recommendation to the Committee on the Vice President and Treasurer's base salary and annual cash incentive target for the upcoming fiscal year.

Elements Used to Achieve Compensation Components

The table below summarizes the fiscal 2008 compensation program elements for our named executive officers:

Element	Form of Compensation	Purpose
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent.
Annual Cash Incentives	Cash	Provides a variable financial incentive to achieve corporate and individual operating goals.
Long-Term Equity Incentives	Non-qualified stock options and restricted stock	Encourages named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with our shareholders.
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employee-partners, including Partners' Plan contributions, health, life insurance and disability plans; deferred compensation plan; and certain perquisites	Benefit plans are part of a broad-based employee benefits program. The deferred compensation plan and perquisites provide competitive benefits to our named executive officers.

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employee-partners because of the significant emphasis on pay-for-performance principles. Generally, approximately 50% of a named executive officer's total compensation is based on Cintas results and the attainment of individual goals. As a result, nonperformance has a significant effect on the amount of compensation realized by the named executive officers.

Each of these elements of pay is described in more detail below.

Base Salaries

The Compensation Committee annually reviews the base salaries of our named executive officers. The Committee also reviews a named executive officer's base salary whenever there is a change in that named executive officer's job responsibilities.

The factors that influence base salary decisions are levels of responsibility, potential for future responsibility, salary levels offered by comparably sized companies and overall performance of the individual. Taking these factors into account, following are the fiscal 2008 base salaries that were approved by the Committee for our named executive offers:

Officer	Fiscal 2008 Base Salary	% increase/(decrease) over the prior year
Scott D. Farmer	$700,000	6.1%
William C. Gale	$427,330	9.2%
Thomas E. Frooman	$393,594	9.2%
J. Phillip Holloman	$405,333	24.7%
Michael L. Thompson	$286,000	7.1%

The Compensation Committee increased the base salary of Mr. Holloman from $358,000 to $500,000 effective February 1, 2008, as a result of his promotion to President and Chief Operating Officer. In determining Mr. Holloman's increased base salary, the Compensation Committee reviewed the change in job responsibilities, past performance and contributions made to Cintas, competitive conditions and relationship of his compensation to the compensation of other senior executives and determined that the increase in base salary was appropriate in light of his new responsibilities and to reward performance, ensure retention and maintain appropriate compensation differentials among senior executives.

Annual Cash Incentives

The Compensation Committee strongly believes that variable annual cash incentives provide a direct financial incentive to achieve corporate and individual operating goals. At the beginning of each fiscal year, the Committee establishes an annual cash incentive target for each named executive officer (excluding Mr. S. D. Farmer) based on a target level of corporate EPS and achievement of individual goals.

Under the Executive Incentive Plan (Plan) approved by the Committee, the aggregate amount of annual cash incentive for fiscal 2008 for each eligible named executive officer is comprised of the sum of that named executive officer's incentive for the EPS component and the individual performance component. Based upon overall performance, the eligible named executive officers could earn 0% up to a maximum of 200% of the annual cash incentive target. The following table sets forth the annual cash incentive target and performance criteria that were reviewed and approved by the Committee:

Name	Annual Cash Incentive Target	EPS Component	Individual Performance Component
William C. Gale	$180,200	50%	50%
Thomas E. Frooman	$180,200	50%	50%
J. Phillip Holloman	$148,400	50%	50%
Michael L. Thompson	$58,300	50%	50%

The annual cash incentive payout percentage multiplier for each component is provided in the following tables:

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout
Below Threshold	<$2.14	0%
Threshold	$2.14	50%
Target	$2.19	100%
Maximum	$2.30	200%

The EPS goals were established in light of the operating plans for Cintas for fiscal 2008.

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

Under the Plan, annual cash incentive calculations for achievement of financial goals are based on actual results, subject to adjustment at the discretion of the Chief Executive Officer to exclude items that are not operational, such as accounting principle changes.

The Grants of Plan-Based Awards Table For Fiscal 2008 outlines estimated future payouts under non-equity incentive plan awards. As presented to and approved by the Compensation Committee, the actual annual cash incentive payments earned for fiscal 2008 as reflected in the Summary Compensation Table are as follows. Mr. Gale earned a fiscal 2008 annual cash incentive award of $191,463. His individual performance level was "Exceeds Goals" and Cintas' EPS was between "Threshold" and "Target". Mr. Frooman earned a fiscal 2008 annual cash incentive award of $191,463. His individual performance level was "Exceeds Goals" and Cintas' EPS was between "Threshold" and "Target". Mr. Holloman earned a fiscal 2008 annual cash incentive award of $185,500. His individual performance level was between "Exceeds Goals" and "Outstanding Achievement" and Cintas' EPS was between "Threshold" and "Target". Mr. Thompson earned a fiscal 2008 annual cash incentive award of $75,790. His individual performance level was "Outstanding Achievement" and Cintas' EPS was between "Threshold" and "Target".

For fiscal 2008, the Committee approved a total compensation plan for our Chief Executive Officer, Mr. S. D. Farmer. The aggregate amount of Mr. S. D. Farmer's annual cash incentive for fiscal 2008 is comprised of the financial objectives of growth of fiscal 2008 EPS and fiscal 2008 sales and non-financial goals. The percentage of the target annual cash incentive related to the growth of fiscal 2008 EPS, the growth of fiscal 2008 sales and the non-financial goals relating to employee diversity and retention goals are 43%, 43% and 14%, respectively. The Plan provided that if Cintas met the targeted growth in EPS and sales and the other non-financial goals, Mr. S. D. Farmer would receive a target annual cash incentive of $408,334. Based upon the overall achievement of these objectives, Mr. S. D. Farmer could earn 0% up to a maximum of 200% of the target annual cash incentive.

The annual cash incentive payout percentage multiplier for each component of Mr. S. D. Farmer's target annual cash incentive is provided in the following tables:

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout
Below Threshold	<$2.14	0%
Threshold	$2.14	14%
Target	$2.19	100%
Maximum	$2.30	200%

Sales Growth Component Level of Achievement	Sales Growth Goals (% growth over fiscal 2007)	Annual Cash Incentive Payout
Below Threshold	4% or below	0%
Threshold	5%	14%
Target	8%	100%
Maximum	12%	200%

The performance components and targets were derived from the operating plans for Cintas for fiscal 2008 and represent goals for that year that the Committee believes will be challenging for Cintas, yet achievable if senior and operating management meet or surpass their business unit goals and objectives.

The Committee anticipates that similar performance components and targets will be utilized in fiscal 2009. However, the Committee reserves the right to determine on an ongoing basis the performance components and targets it will use in developing the performance-based portion of the named executive officers' compensation.

The EPS and sales growth goals were established in light of the operating plans for Cintas for fiscal 2008.

Employee Diversity and Retention Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

Under the Plan, annual cash incentive calculations for achievement of financial goals are based on actual results, subject to adjustment at the discretion of the Compensation Committee to exclude items that are not operational, such as accounting principle changes or revenue from an acquisition that was not in the business plan.

The Grants of Plan-Based Awards For Fiscal 2008 Table outlines estimated future payouts under non-equity incentive plan awards. Based on Cintas' EPS for fiscal 2008, Mr. S. D. Farmer received $50,000 under this portion of his plan. Mr. S. D. Farmer received $85,000 for the sales growth over fiscal 2007 of 6.2%, and he received $100,000 based on the performance of the non-financial goals outlined above. Mr. S. D. Farmer's total fiscal 2008 annual cash incentive award was $235,000.

Long-Term Equity Incentives

Long-term equity incentive compensation is comprised of non-qualified stock options and restricted stock. With respect to Mr. S. D. Farmer, equity awards are made at the discretion of the Compensation Committee and are based on Cintas' performance and his performance during fiscal 2008. With respect to Mr. Gale, Mr. Frooman, Mr. Holloman and Mr. Thompson, these awards are made pursuant to the criteria outlined in the Plan. The purpose of such awards is to encourage named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with those of our shareholders.

Under the Plan, the amount of equity awards eligible for each named executive officer is based on a target level of corporate EPS and achievement of individual goals.

The tables below provide more detail with respect to the award percentage multiplier tied to each milestone level of achievement:

EPS Component Level of Achievement	EPS Goals	Equity Award %
Below Threshold	<$2.14	0%
Threshold	$2.14	50%
Target	$2.19	100%
Maximum	$2.30	200%

The EPS goals were established in light of the operating plans for Cintas for fiscal 2008.

Individual Performance Component Level of Achievement	Equity Award %
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

For fiscal 2008, the Committee determined that equity awards made under the Plan would be based on an established target for each named executive officer. The factors that influence the setting of targets are level of responsibility, potential for future responsibility, market compensation analyses and overall performance of the individual. The Compensation Committee reviewed and approved the targets at the beginning of the fiscal year, and the award was granted based upon that named executive officer's performance to the targets outlined above.

Non-Qualified Stock Options

Mr. S. D. Farmer's awards were granted on the date the Compensation Committee met to discuss Mr. S. D. Farmer's performance against his performance goals. On July 21, 2008, the Committee awarded 10,000 non-qualified stock options to Mr. S. D. Farmer based on his level of performance versus his goals.

On July 17, 2008, Mr. Frooman, Mr. Holloman and Mr. Thompson were awarded 8,000, 8,000 and 6,250 non-qualified stock options, respectively, based on Cintas' fiscal 2008 EPS and their individual performance level, as outlined above under the Annual Cash Incentive section. In accordance with the 2005 Equity Compensation Plan, stock options are not granted to individuals age 55 or older, but instead, any stock option awards that would have been awarded to Mr. Gale were awarded as restricted shares. As such, Mr. Gale did not receive any non-qualified stock options.

As dictated by the 2005 Equity Compensation Plan, stock option awards have an exercise price equal to the closing stock price on the date of the award. As a result, stock options awarded to the named executive officers increase in value only if the market price of the common stock increases.

Restricted Stock

Mr. S. D. Farmer's awards were granted on the date the Compensation Committee met to discuss Mr. S. D. Farmer's performance against his performance goals. On July 21, 2008 the Committee awarded 7,220 restricted stock shares to Mr. S. D. Farmer based on his level of performance versus his goals.

On July 17, 2008, Mr. Gale, Mr. Frooman, Mr. Holloman and Mr. Thompson were awarded 5,367, 2,700, 2,700 and 1,500 restricted stock shares, respectively, based on Cintas' fiscal 2008 EPS and their individual performance level, as outlined above under the Annual Cash Incentive section.

Health, Retirement and Other Benefits

Cintas' benefits program includes retirement plans and group insurance plans. The objective of our group insurance plans is to provide our named executive officers with reasonable and competitive levels of protection from events which could interrupt the named executive officer's employment and/or income received as an active employee.

The retirement plans offered to named executive officers include Cintas' Partners' Plan and the Deferred Compensation Plan. The Partners' Plan is a noncontributory employee stock ownership plan and profit sharing plan with a 401(k) savings feature which covers substantially all employees. The Deferred Compensation Plan is discussed in more detail in the Nonqualified Deferred Compensation Table of this proxy statement, and its accompanying narrative and footnotes.

Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation. These benefits and their incremental cost to Cintas are described in the Summary Compensation Table and its footnotes. The Committee believes these perquisites to be reasonable, comparable with peer companies and consistent with Cintas' overall compensation practices.

Change in Control Agreements

Cintas has no policy regarding change in control agreements. For a further discussion on this topic, please see the section titled "Potential Payments Upon Termination, Retirement or Change of Control" of this proxy statement.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to each named executive officer. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Committee believes that all compensation paid to the named executive officers for fiscal year 2008 is properly deductible under Section 162(m), except with respect to the amount paid to Mr. S. D. Farmer in excess of the threshold amount.

Recovery of Prior Awards

We do not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during fiscal 2008 and fiscal 2007. These individuals are collectively known as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Scott D. Farmer	2008	700,000	—	181,094	242,956	235,000	59,692	1,418,742
President, Chief Executive Officer and Director	2007	660,000	—	130,771	228,120	200,000	69,119	1,288,010
William C. Gale	2008	427,330	—	110,431	56,948	191,463	27,112	813,284
Senior Vice President and Chief Financial Officer	2007	391,400	—	73,801	56,948	159,800	25,258	707,207
Thomas E. Frooman	2008	393,594	—	70,406	78,482	191,463	32,615	766,560
Vice President and Secretary – General Counsel	2007	360,500	—	51,979	66,613	158,900	31,989	669,981
J. Phillip Holloman	2008	405,333	—	93,528	96,252	185,500	28,146	808,759
President and Chief Operating Officer	2007	325,000	—	47,751	67,833	125,000	25,114	590,698
Michael L. Thompson	2008	286,000	—	35,419	80,719	75,790	25,271	503,199
Vice President and Treasurer	2007	267,120	—	25,181	71,446	53,000	23,339	440,086

  (1)
  No discretionary cash bonuses were paid to any named executive officer during fiscal 2008 or fiscal 2007. A discretionary bonus is a cash payment made outside of the Executive Incentive Plan and determined at the discretion of the Compensation Committee.

  (2)
  The compensation cost associated with restricted stock is based on the dollar amount recognized in fiscal 2008 for financial statement reporting purposes as determined pursuant to Statement of Financial Accounting Standard (SFAS) No. 123(R), excluding the estimate of forfeitures, rather than an amount paid to or realized by the named executive officer. See Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K with respect to fiscal 2008 for the assumptions made in determining the estimated grant-date fair value of stock awards in accordance with SFAS No. 123(R).

  (3)
  The compensation cost associated with stock options is based on the dollar amount recognized in fiscal 2008 for financial statement reporting purposes as determined pursuant to SFAS No. 123(R), excluding the estimate of forfeitures, rather than an amount paid to or realized by the named executive officer. See Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K with respect to fiscal 2008 for the assumptions made in determining the estimated grant-date fair value of stock options in accordance with SFAS No. 123(R).

  (4)
  Reflects the cash awards to the named executive officers under the Executive Incentive Plan discussed in further detail on page 11.

  (5)
  All other compensation includes reimbursements for auto allowances, club dues, restricted stock dividends, executive medical programs and Partners' Plan contributions. All other compensation also includes financial planning fees for Mr. S. D. Farmer and use of Cintas' aircraft by Mr. S. D. Farmer.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2008

The following table sets forth certain information regarding all grants of plan-based awards made to the named executive officers during fiscal 2008 pursuant to the fiscal 2008 Executive Incentive Plan:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(6) ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Scott D. Farmer(1)	8/03/2007		0	408,334	816,667	0	(2)	0	(2)	0	(2)
	7/21/2008												10,000	27.88	163,200
	7/21/2008											7,220			201,294
William C. Gale(3)	8/30/2007		0	180,200	360,400
	8/30/2007	(5)				0		5,000		10,000
	7/17/2008											5,367			146,519
Thomas E.	8/30/2007		0	180,200	360,400
Frooman(3)	8/30/2007	(4)				0		7,500		15,000
	8/30/2007	(5)				0		2,500		5,000
	7/17/2008												8,000	27.30	130,560
	7/17/2008											2,700			73,710
J. Phillip	7/16/2007		0	148,400	296,800
Holloman(3)	7/16/2007	(4)				0		7,500		15,000
	7/16/2007	(5)				0		2,500		5,000
	7/17/2008												8,000	27.30	130,560
	7/17/2008											2,700			73,710
Michael L.	7/31/2007		0	58,300	116,600
Thompson(3)	7/31/2007	(4)				0		5,000		10,000
	7/31/2007	(5)				0		1,200		2,400
	7/17/2008												6,250	27.30	102,000
	7/17/2008											1,500			40,950

  (1)
  Mr. S. D. Farmer is eligible for an annual cash incentive based on the achievement of targeted EPS growth and sales growth and other performance goals outlined by the Compensation Committee. If Cintas meets the targeted growth in EPS, growth in sales and the other key performance indicators, Mr. S. D. Farmer will receive the target annual cash incentive amount. The annual cash incentive can increase to up to 200% or decrease to 0% of the targeted amount, depending on the extent to which these goals are achieved. If the goals up to certain levels are not met, no annual cash incentive will be paid.

  (2)
  Equity awards granted to Mr. S. D. Farmer were given at the discretion of the Compensation Committee after consideration of Mr. S. D. Farmer's performance versus his goals.

  (3)
  Mr. Gale, Mr. Frooman, Mr. Holloman and Mr. Thompson are eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted EPS growth and individual goals linked to the named executive officer's individual area of responsibility. If Cintas meets the targeted EPS growth and the named executive officer achieves his individual goals, he will receive the targeted amount. This amount can increase to up to 200% or decrease to 0% of the target depending on the extent to which EPS and individual goals are achieved. If the goals up to a certain level are not met, no incentive will be paid. Restricted stock and non-qualified stock options awarded will be granted pursuant to the terms and conditions of the 2005 Equity Compensation Plan.

  (4)
  Stock option portion of the fiscal 2008 Executive Incentive Plan.

  (5)
  Restricted stock portion of the fiscal 2008 Executive Incentive Plan.

  (6)
  The exercise price of an option is equal to the closing stock price on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of May 31, 2008:

	Option Awards(1)					Stock Awards(2)
Name	Grant Date(3)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Scott D. Farmer	7/29/1999	15,000	—	41.96	7/29/2009
	7/24/2000	15,000	—	42.67	7/24/2010
	8/08/2001	10,000	—	47.35	8/08/2011
	7/29/2003	—	50,000	39.29	7/29/2013
	7/26/2004	—	25,000	42.06	7/26/2014
	8/01/2005	—	25,000	44.43	8/01/2015
	7/24/2006	—	15,000	35.99	7/24/2016
	7/23/2007	—	7,500	38.74	7/23/2017
	7/21/2008	—	10,000	27.88	7/21/2018
						19,529	576,496
William C. Gale	7/29/1999	7,501	—	41.96	7/29/2009
	7/24/2000	5,000	—	42.67	7/24/2010
	7/22/2002	5,000	—	41.65	7/22/2012
	2/28/2003	1,500	6,000	33.57	2/28/2013
	7/26/2004	—	15,000	42.06	7/26/2014
	8/01/2005	—	7,500	44.43	8/01/2015
	7/17/2006	—	7,500	36.08	7/17/2016
						12,258	361,856
Thomas E. Frooman	12/28/2001	25,000	—	49.69	12/28/2011
	7/22/2002	15,000	—	41.65	7/22/2012
	2/28/2003	4,000	16,000	33.57	2/28/2013
	7/26/2004	—	15,000	42.06	7/26/2014
	8/01/2005	—	7,500	44.43	8/01/2015
	7/17/2006	—	7,500	36.08	7/17/2016
	7/03/2007	—	6,575	39.84	7/03/2017
	7/17/2008	—	8,000	27.30	7/17/2018
						7,400	218,448
J. Phillip Holloman	8/05/1998	3,750	—	30.67	8/05/2008
	7/29/1999	4,501	—	41.96	7/29/2009
	7/24/2000	5,000	—	42.67	7/24/2010
	9/29/2000	5,000	—	43.56	9/29/2010
	8/08/2001	2,000	—	47.35	8/08/2011
	7/22/2002	3,000	—	41.65	7/22/2012
	3/28/2003	1,500	6,000	35.02	3/28/2013
	7/29/2003	—	1,000	39.29	7/29/2013
	7/26/2004	—	7,500	42.06	7/26/2014
	8/01/2005	—	15,000	44.43	8/01/2015
	7/17/2006	—	5,650	36.08	7/17/2016
	7/03/2007	—	7,500	39.84	7/03/2017
	1/31/2008	—	25,000	32.82	1/31/2018
	7/17/2008	—	8,000	27.30	7/17/2018
						12,100	357,192
Michael L. Thompson	8/05/1998	1,500	—	30.67	8/05/2008
	7/29/1999	2,250	—	41.96	7/29/2009
	8/08/2001	1,000	—	47.35	8/08/2011
	7/22/2002	5,000	—	41.65	7/22/2012
	1/31/2003	600	2,400	41.30	1/31/2013
	7/29/2003	—	3,000	39.29	7/29/2013
	7/26/2004	—	5,000	42.06	7/26/2014
	8/01/2005	—	5,000	44.43	8/01/2015
	1/27/2006	—	15,000	42.73	1/27/2016
	7/17/2006	—	4,400	36.08	7/17/2016
	7/03/2007	—	5,000	39.84	7/03/2017
	7/17/2008	—	6,250	27.30	7/17/2018
						3,800	112,176

  (1)
  Stock options dated after June 1, 2008, have a 10-year term and vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant. Stock options dated prior to June 1, 2008, have a 10-year term and vest at a rate of 20% per year, beginning on the fifth anniversary of the date of grant with the following exceptions:

  Age 51 at fiscal year-end – 25% per year vesting, beginning fifth anniversary of grant
  Age 52 at fiscal year-end – 33% per year vesting, beginning fifth anniversary of grant
  Age 53 at fiscal year-end – 50% per year vesting, beginning fifth anniversary of grant
  Age 54 at fiscal year-end – 100% per year vesting, beginning fifth anniversary of grant
  Age 55 or older at fiscal year-end – stock options are never granted. Those amounts are converted to restricted stock awards.

  (2)
  Restricted stock awards vest three years from the date of grant.

  (3)
  During fiscal 2005, the Compensation Committee of the Board of Directors approved a resolution to accelerate the vesting for certain "out-of-the-money" options. The "out-of-the-money" options that were accelerated were granted to employees during fiscal 2000, 2001, 2002 and 2003.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2008

The following table provides information for each of the named executive officers on stock option exercises during fiscal 2008, including the number of shares acquired upon exercise and the value realized:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott D. Farmer	54,000	799,648	—	—
William C. Gale	—	—	—	—
Thomas E. Frooman	—	—	—	—
J. Phillip Holloman	—	—	—	—
Michael L. Thompson	—	—	—	—

  (1)
  The value realized on exercise is the market value at the time of exercise of the shares purchased less the exercise price paid.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2008

Our named executive officers are eligible to participate in a Deferred Compensation Plan. This Plan permits a group of highly compensated employees of Cintas to defer the receipt of current year compensation which they have earned during the year. This Plan is intended to assist Cintas in the retaining and attracting of individuals of exceptional ability.

Our named executive officers may elect to defer up to 75% of their base salary and up to 100% of their earned annual cash incentive awards. Amounts deferred are credited to the named executive officer's account under the Plan and are fully vested.

Future payments are distributed in a lump sum or in annual installments, based on the choice of the named executive officer. If the form of payment selected provides for subsequent payments, subsequent payments will be made on the anniversary of the initial payment. All amounts are payable in a lump sum if the named executive officer terminates employment prior to the date specified. All distribution decisions and payments under the Plan are subject to compliance with section 409A of the Internal Revenue Code.

While deferred, amounts are credited with "earnings" as if they were invested as the named executive officer chose in one or more investment options available under the Plan. The named executive officer's' accounts under the Plan will be adjusted from time to time, up or down, depending upon performance of the investment options chosen.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal 2008 and the aggregate balance of the accounts as of May 31, 2008:

Name	Executive Contributions in Fiscal 2008(1) ($)	Registrant Contributions in Fiscal 2008(2) ($)	Aggregate Earnings in Fiscal 2008(3) ($)	Aggregate Balance at May 31, 2008 ($)
Scott D. Farmer	—	—	—	—
William C. Gale	—	—	—	—
Thomas E. Frooman	20,046	—	(853)	25,096
J. Phillip Holloman	33,281	27,085	(1,505)	64,218
Michael L. Thompson	78,336	—	(6,391)	86,031

  (1)
  Executive contributions are included in the named executive officer's salary and/or non-equity incentive plan compensation as presented in the Summary Compensation Table.

  (2)
  Reflects contributions made by Cintas to Mr. Holloman's Deferred Compensation Plan for fiscal 2007 prior to his promotion to President and Chief Operating Officer on February 1, 2008.

  (3)
  Reflects the amount of earnings during fiscal 2008 equivalent to the performance of the investment options chosen by the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which a named executive officer's employment terminates, except for a "for cause" termination, he is entitled to receive amounts earned during his term of employment. Such amounts include:

  •
  the right to exercise within 60 days of termination all vested stock options granted under Cintas equity compensation plans as reflected in the Outstanding Equity Awards at Fiscal 2008 Year-End table;

  •
  amounts contributed, earned and vested under the Cintas Partners' Plan;

  •
  amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2008 table.

In addition, if Cintas elects to terminate a named executive officer, he will receive four weeks written notice or four weeks of base salary instead of notice. Generally, Cintas makes no payments to executives terminated for cause. Cintas has no policy regarding severance payments.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, he is entitled to receive amounts earned during his term of employment. Such amounts include:

  •
  the right to exercise within one year of retirement all vested stock options granted under Cintas equity compensation plans as reflected in the Outstanding Equity Awards at Fiscal 2008 Year-End table;

  •
  amounts contributed and vested under the Cintas Partners' Plan;

  •
  amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2008 table.

Cintas has no policy regarding retirement arrangements.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading "Payments Made Upon Retirement" above, the named executive officer will receive benefits under Cintas' disability plan or payments under Cintas' life insurance plan, as appropriate. These payments are generally available to all employees.

Payments Made Upon a Change of Control

Cintas has no policy regarding a change of control.

NONEMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2008

For fiscal 2008, Directors who are not employees of Cintas received a $40,000 cash annual retainer, payable quarterly, plus an additional $2,750 for each meeting attended. Directors received $1,375 for each telephonic meeting attended. Committee members also received $1,200 for each Committee meeting attended (except for telephonic meetings). Committee members received $600 for attending each telephonic meeting. Committee Chairmen (other than the Audit Committee Chairman) received an additional fee of $5,000. The Audit Committee Chairman received an additional fee of $8,000. Directors are also reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board or Committee meetings. Directors who are employees of Cintas are not separately compensated for serving as Directors.

Each nonemployee Director was also granted 750 shares of restricted stock and an option to purchase 2,000 shares of Cintas stock at an exercise price equal to the closing market price on the date of grant. The restricted stock awards vest 100% after three years from the date of grant. The stock options vest 25% per year on the first anniversary of the grant.

Nonemployee directors may choose to defer all or part of these fees into Cintas stock equivalents with dividends or into a deferred account that earns interest at a rate equal to one-year United States Treasury Bills, determined as of the preceding December 31, increased by 100 basis points. Deferred fees are payable either in a lump sum or over a period of 12 to 120 monthly installments beginning in the month selected by the Director, but in no case later than the first month after the Director leaves the Board.

The following table details fiscal 2008 compensation paid to nonemployee directors:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
Gerald S. Adolph	64,300	17,351	6,801	88,452
Paul R. Carter	77,100	17,351	11,181	105,632
Gerald V. Dirvin	69,300	17,351	11,181	97,832
Joyce Hergenhan	64,300	17,351	11,181	92,832
Roger L. Howe	71,500	17,351	11,181	100,032
David C. Phillips	74,100	17,351	11,181	102,632
Ronald W. Tysoe(4)	15,150	3,928	1,324	20,402

  (1)
  Represents the amount of cash compensation earned in fiscal 2008 for Board and Committee service. A director may choose to have all or part of his or her compensation deferred in the form of Cintas stock or one-year U.S. treasury bills plus 100 basis points. The Directors who invested in Cintas stock would receive earnings equal to any other shareholder who invested like money at the same time during fiscal 2008. Mr. Carter, Mr. Phillips and Mr. Tysoe chose to receive all or a portion of their fees in Cintas stock as described above. Mr. Carter received 2,420 shares, Mr. Phillips received 2,297 shares and Mr. Tysoe received 268 shares.

  (2)
  The compensation cost associated with restricted stock is based on the dollar amount recognized in fiscal 2008 for financial statement reporting purposes as determined pursuant to SFAS No. 123(R), excluding the estimate of forfeitures, rather than an amount paid to or realized by the director. See Note 11 of the Consolidated Financial Statements in

    our Annual Report on Form 10-K with respect to fiscal 2008 for the assumptions made in determining the estimated grant-date fair value of stock awards in accordance with SFAS No. 123(R). The aggregate grant date fair value of the 750 restricted stock awards granted to Mr. Tysoe during fiscal 2008 was $23,565. The aggregate grant date fair value of the 750 restricted stock awards granted to each of the other Directors during fiscal 2008 was $26,963.

  (3)
  The compensation cost associated with stock options is based on the dollar amount recognized in fiscal 2008 for financial statement reporting purposes as determined pursuant to SFAS No. 123(R), excluding the estimate of forfeitures, rather than an amount paid to or realized by the director. See Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K with respect to fiscal 2008 for the assumptions made in determining the estimated grant-date fair value of stock options in accordance with SFAS No. 123(R).

  (4)
  Ronald W. Tysoe was elected to the Board on January 15, 2008.

  The following table details the grant date fair value of each stock option award granted in fiscal 2008:

Name	Grant Date	Shares Granted (#)	Grant Date Fair Value ($)
Gerald S. Adolph	10/23/2007	2,000	29,160
Paul R. Carter	10/23/2007	2,000	29,160
Gerald V. Dirvin	10/23/2007	2,000	29,160
Joyce Hergenhan	10/23/2007	2,000	29,160
Roger L. Howe	10/23/2007	2,000	29,160
David C. Phillips	10/23/2007	2,000	29,160
Ronald W. Tysoe	1/15/2008	2,000	26,480

    Outstanding option awards for each director at May 31, 2008 are as follows:

Name	Options Outstanding (#)
Gerald S. Adolph	5,000
Paul R. Carter	9,000
Gerald V. Dirvin	13,000
Joyce Hergenhan	7,000
Roger L. Howe	13,000
David C. Phillips	8,000
Ronald W. Tysoe	2,000

 PRINCIPAL SHAREHOLDERS

The following table sets forth the names and addresses of the only shareholders known by Cintas to own beneficially 5% or more of its outstanding Common Stock as of August 19, 2008:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Richard T. Farmer(1)	17,255,854	(3)	11.2%
Arnhold & S. Bleichroeder Advisers, LLC(2)	11,069,001		7.2%

  (1)
  The mailing address of Richard T. Farmer is Cintas Corporation, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737.

  (2)
  The mailing address of Arnhold & S. Bleichroeder Advisers, LLC is 1345 Avenue of the Americas, New York, New York 10105.

  (3)
  Includes 12,905,944 shares owned by a corporation controlled by Mr. Farmer, 811,028 shares held in trust for members of Mr. Farmer's family and 37,718 shares held by a family partnership.

 SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table shows the amount of Cintas Corporation Common Stock each director and named executive officer named in the Summary Compensation Table owned on August 19, 2008:

		Common Stock Beneficially Owned(1)
Name and Age of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership		Percent of Class
Richard T. Farmer 73	Chairman of the Board	17,255,854	(2)	11.2%
Robert J. Kohlhepp 64	Vice Chairman of the Board	1,596,322	(3)	1.0%
Scott D. Farmer 49	President, Chief Executive Officer and Director	1,398,750	(4)	*
Gerald S. Adolph 54	Director	2,750		*
Paul R. Carter 68	Director	8,750		*
Gerald V. Dirvin 71	Director	34,992		*
Joyce Hergenhan 66	Director	5,750		*
Roger L. Howe 73	Director	1,039,434	(5)	*
David C. Phillips 70	Director	6,850	(6)	*
Ronald W. Tysoe 55	Director	750		*
William C. Gale 56	Senior Vice President and Chief Financial Officer	83,388		*
Thomas E. Frooman 41	Vice President and Secretary – General Counsel	78,410		*
J. Phillip Holloman 52	President and Chief Operating Officer	34,139		*
Michael L. Thompson 42	Vice President and Treasurer	45,922		*
All Directors and Executive Officers as a Group (14 persons)		21,592,061	(7)	14.0%

  *
  Less than 1%

  (1)
  Included in the amount of Common Stock beneficially owned are the following shares of Common Stock for options exercisable within 60 days: Mr. Kohlhepp – 15,000 shares; Mr. S. Farmer – 50,000 shares; Mr. Adolph – 1,250 shares; Mr. Carter – 5,250 shares; Mr. Dirvin – 9,250 shares; Ms. Hergenhan – 3,250 shares; Mr. Holloman – 21,201 shares;

    Mr. Howe – 9,250 shares; Mr. Phillips – 4,250 shares; Mr. Gale – 19,001 shares; Mr. Frooman – 44,000 shares and Mr. Thompson – 9,450 shares.

  (2)
  See Principal Shareholders on page 25.

  (3)
  Includes 80,000 shares held in trust for members of Mr. Kohlhepp's family, 26,016 shares held by a corporation that is controlled by Mr. Kohlhepp and 658,737 shares held by a family partnership.

  (4)
  Includes 723,669 shares held in trust for the benefit of Mr. Farmer's children, 4,038 shares owned by Mr. Farmer's wife and 83,880 shares held by a limited partnership.

  (5)
  Includes 161,472 shares owned by a limited partnership, 84,000 shares owned by Mr. Howe's wife as trustee and 45,500 shares owned by a family foundation.

  (6)
  Includes 500 shares held by a family trust.

  (7)
  Includes options for 191,152 shares, which are exercisable within 60 days.

The following is a description of our non-director named executive officers:

William C. Gale joined Cintas in April 1995 as Vice President-Finance and Chief Financial Officer. He was appointed Senior Vice President in July 2003. He is responsible for finance, accounting and administration.

Thomas E. Frooman joined Cintas in December 2001 as Vice President and Secretary – General Counsel.

J. Phillip Holloman joined Cintas in 1996. He has held various positions within Cintas, including Vice President Engineering/Construction from 1996 to 2000, Vice President of the Distribution/Production Planning Division from 2000 to 2003, Executive Champion of Six Sigma Initiatives from 2003 to 2005 and Senior Vice President Global Supply Chain Management from 2005 to 2008. He was appointed President and Chief Operating Officer in February 2008.

Michael L. Thompson joined Cintas in 1994. He has held various positions within Cintas, including Director of Corporate Development and Corporate Controller. He was elected Vice President and Treasurer in January 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cintas' executive officers, directors and persons who own more than ten percent of Cintas' Common Stock to file reports of ownership with the Commission and to furnish Cintas with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, Cintas believes that during fiscal 2008 all filing requirements were met.

 RELATED PERSON TRANSACTIONS

Cintas Corporation has a 25% interest in a corporate airplane with its Chairman, Richard T. Farmer and his wholly owned company. This arrangement began on February 23, 2006. Cintas manages the airplane under an operating agreement whereby each party pays their own operating expenses for use of the plane, and common costs are shared based on ownership percentages. For fiscal 2008, Cintas was reimbursed $1,258,725 under this arrangement.

In connection with the derivative action captioned Manville Personal Injury Settlement Trust v. Richard T. Farmer, et. al., A0806822, filed in the Court of Common Pleas, Hamilton County, Ohio, on or about July 17, 2008 as reported in Cintas' Form 10-K, Cintas hereby reports its intention pursuant to Section 23B.08.600 of the Washington Business Corporation Act ("WBCA"), subject to any and all applicable provisions of the WBCA and Cintas' Bylaws (as such may be amended from time to time), to indemnify and/or advance expenses (the specific amounts of which are unknown as of the date of mailing of Cintas' 2008 proxy materials) to the directors and executive officers named as defendants in this action. Specifically, Sections 23B.08.500 through 23B.08.600 of the WBCA provide that a corporation may indemnify a director who is made party to a proceeding if the director acted in good faith, reasonably believed that his or her conduct was in the corporation's best interests and had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation (also known as a "derivative action") in which the director is adjudged liable to the corporation or in connection with any other proceeding in which the director is adjudged liable on the basis that he or she received an improper personal benefit. In the case of derivative actions, indemnification extends only to reasonable expenses incurred in connection with the defense or settlement of the action. Cintas' bylaws provide for indemnification of directors, officers, employees and agents to the maximum extent permitted by Washington law.

Cintas engages Keating Muething & Klekamp PLL for a variety of legal services. Robert E. Coletti, a partner of the firm, is an in-law of Richard T. and Scott D. Farmer. Cintas paid the firm fees of $7,347,540 for legal services during the fiscal year ending May 31, 2008. Mr. Coletti does not receive any direct compensation from fees paid by Cintas to the firm.

Certain stock exchange rules require Cintas to conduct an appropriate review of all related party transactions (those required to be disclosed by Cintas pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of Cintas. In considering the transaction, the Audit Committee may consider all relevant factors, including as applicable (i) Cintas' business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to Cintas.

While Cintas adheres to this policy for potential related person transactions, the policy is not in written form (other than as part of listing agreements with stock exchanges to the extent required). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)

Although not required, the Board is seeking shareholder ratification of the selection by the Audit Committee of Ernst & Young LLP as Cintas' independent registered public accounting firm for fiscal 2009. If shareholders do not ratify this selection, the Audit Committee intends to continue the employment of Ernst & Young LLP at least through fiscal 2009, as the new fiscal year has already commenced. However, the Audit Committee will take the vote into account in selecting the independent registered public accounting firm for fiscal 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions that may be asked by shareholders.

 OTHER ITEMS TO BE VOTED ON BY SHAREHOLDERS

First Shareholder Proposal
(Item 3 on the Proxy Card)

The North Carolina Equity Investment Fund has advised us that it intends to present the following proposal:

  RESOLVED, that pursuant to Section 23B.10.200 of the Revised Code of Washington, Article TEN of the Restated Articles of Incorporation of Cintas Corporation ("Cintas") and Article X of the Bylaws, the shareholders of Cintas hereby adopt the following new section 10 of Article III of the Bylaws:

    Section 10. Qualifications of Chairman.

    (a)   The Chairman of the Board of Directors shall be a Director who is independent from the Corporation. For purposes of this By-Law, "independent" has the meaning set forth in the NASDAQ listing standards. If the Corporation's common stock is listed on the New York Stock Exchange ("NYSE"), the definition of independence set forth in the NYSE's listing standards shall apply. If the Corporation's common stock is not traded on a national exchange, NASDAQ's standard shall apply.

    (b)   If the Directors determine that a Chairman who was independent at the time he or she was selected is no longer independent, the Directors shall select a new Chairman who satisfies the requirements of this By-Law within [60] days of such determination.

    (c)   This By-Law shall be implemented in a way that does not violate any contractual obligation of the Corporation.

    (d)   Compliance with this By-Law shall be excused if no Director who qualifies as independent is elected by the Shareholders or if no Director who is independent is willing to serve as Chairman.

    (e)   This By-Law may be amended or repealed only by the Shareholders, Article X of these Bylaws regarding Board amendment of these Bylaws notwithstanding."

Supporting Statement

The Board of Directors is elected by shareholders to oversee management and its Chair provides leadership for the Board. We believe that to be effective, a Board must be led by a Chair who is independent of management.

The National Association of Corporate Directors recommends that Boards designate an independent director as Chair or Lead Director to evaluate CEO and Board Chair functions.

Strengthening Boards through independent Chairs has been central to corporate reform at Disney, AIG, and Fannie Mae – all moved to appoint independent Chairs in 2005.

In 2003, the Conference Board issued a report on corporate governance in the wake of recent corporate scandals. The Commission's members included John Snow, U.S. Treasury Secretary and Former Chairman of CSX corporation; John Bogle, the Founder and former Chairman of Vanguard Group; Arthur Levitt Jr., former SEC Chairman; and former Federal Reserve System Chairman Paul Volcker.

The Report discussed three principal approaches to provide the appropriate balance between board and CEO functions, including:

  The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors.

    •
    The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, January 9, 2003.

We urge your support FOR this proposal to require that the Chairman of the Board of Directors be an independent director.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

At the 2007 Annual Meeting of Shareholders, Cintas' shareholders rejected a substantially identical proposal and should continue to do so.

The composition of Cintas' Board of Directors is governed by NASDAQ rules requiring that a majority of directors meets independence standards established by NASDAQ. Cintas' Board meets those standards as seven of the Company's ten directors are independent. Additionally, Cintas' independent directors hold regular executive sessions. The NASDAQ standards are not concerned with the identity of the Chairman of the Board.

In addition, if this proposal were adopted, Cintas' Board would be limited in its search when filling the Chairman position. It is the Board's contention that the Chairman of a corporation should be the most qualified individual available to serve in that capacity. The Board needs to be able to use its business judgment to determine which individual has the knowledge, skill, commitment and necessary understanding of the Company and applicable industries to best perform the Chairman's role. To preclude an individual's eligibility to serve as Chairman based solely on an independence requirement would be a disservice to Cintas and its shareholders, as the most qualified and experienced candidate may not satisfy that single requirement.

Accordingly, the Board requests a vote AGAINST this proposal.

Second Shareholder Proposal
(Item 4 on the Proxy Card)

The American Federation of State, County & Municipal Employees has advised us that it intends to present the following proposal:

  RESOLVED, that shareholders of Cintas request the Board of Directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers ("NEOs") set forth in the proxy statement's Summary Compensation Table (the "SCT") and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the "directors' remuneration report," which discloses executive compensation. Such a vote isn't binding, but gives shareholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the shareholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote's adoption. (Sudhakar Balachandran et al., "Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K." (Oct. 2007).)

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly we urge Cintas' Board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Cintas with useful information about shareholders' views on the company's senior executive compensation, as reported each year, and would facilitate constructive dialogue between shareholders and the Board.

We urge shareholders to vote FOR this proposal.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

After careful consideration, the Board of Directors believes that adopting this proposal is unnecessary and not in the best interest of Cintas and its shareholders.

The Board recognizes that executive compensation is an important matter for our shareholders and appreciates the underlying goal of the proposal. However, the Board believes that passage of this proposal would actually provide a relatively ineffective and potentially counter-productive means for shareholders to express their views on this important subject, and is unnecessary because shareholders already have more effective ways to communicate their views on executive compensation directly to the Board, including members of the Compensation Committee.

The Board believes that our Compensation Committee is in the best position to determine the proper structure of Cintas' executive compensation and that the advisory vote called for by this proposal would not enhance the Board of Directors' executive compensation process. The Committee consists entirely of independent directors and is responsible for the establishment and administration of executive compensation policies that are designed to attract, motivate and retain the most highly talented leadership for Cintas. The Committee may, from time to time, engage an independent compensation consultant to help it establish the compensation packages for Cintas' executive officers in a manner that provides appropriate incentives and is competitive with our peer group, taking into account numerous complicated and inter-related factors such as industry trends and shareholder preferences. The Board has great confidence that the Committee's knowledge of the Company and the industries in which it competes will continue to enable it to understand and apply compensation practices in a manner that will fulfill its fiduciary duties to shareholders.

The Board also believes that an advisory vote would not provide the Committee with meaningful guidance in considering its compensation philosophy and policies or in making specific compensation decisions, because the vote would not communicate specific shareholder views or concerns regarding executive compensation packages. While the Board believes that shareholders should have the opportunity to provide feedback related to executive compensation, there are already more effective methods of communicating feedback to the Board of Directors and the Compensation Committee. As provided for under our corporate governance policies, shareholders can communicate directly with the full Board or individual directors by mail or through our website in each case to the attention of the Secretary. By communicating directly with the Board through these channels, shareholders can provide specific feedback regarding our executive compensation philosophy, practices and decisions. The Board believes this is a much more effective and accurate method of expressing particular observations, concerns or criticisms related to our executive compensation rather than a simple "for" or "against" advisory vote, which provides no meaningful insight into specific views or concerns that a shareholder may have.

Additionally, shareholders who are dissatisfied with our executive compensation policies may demonstrate their dissatisfaction through the director nomination and election process.

Accordingly, the Board requests a vote AGAINST this proposal.

Upon oral or written request to Thomas E. Frooman, Secretary, 6800 Cintas Boulevard, Cincinnati, Ohio 45262, Cintas will provide the name, address, and number of voting securities held by the proponents of Items 3 and 4.

PROPOSALS FOR NEXT YEAR

Shareholders who desire to have proposals included in the Notice for the 2009 Shareholders' Meeting must submit their proposals in writing to Cintas at its offices on or before May 7, 2009 and must comply with any and all requirements set forth in Cintas' Bylaws as such may be amended from time to time.

The form of Proxy for Cintas' Annual Meeting of Shareholders grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Cintas' proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2009 Shareholders' Meeting, it must be received prior to July 22, 2009.

Cintas' Bylaws require that items of new business and nominees for director be presented at least 90 days prior to the date of the meeting. If there is a change in the anticipated date of next year's Annual Meeting or these deadlines by more than 30 days, Cintas will notify all shareholders of this change through Form 8-K, 10-Q or 10-K filings.

OTHER MATTERS

Cintas knows of no other matters to be presented at the meeting other than those specified in the Notice.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

  Thomas E. Frooman
  Vice President and Secretary – General Counsel
  6800 Cintas Boulevard
  P. O. Box 625737
  Cincinnati, Ohio 45262-5737
  or call (513) 459-1200.

For information about your record holding, call Wells Fargo at 1-800-468-9716. We also invite you to visit Cintas' Internet site at www.cintas.com. Internet site materials are for your general information and are not part of this proxy solicitation.

CINTAS CORPORATION	Stockholder Meeting to be held on 10/14/08
** IMPORTANT NOTICE **	Proxy Materials Available
Regarding the Availability of Proxy Materials	• Notice and Proxy Statement • Annual Report • Form 10-K
You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

PROXY MATERIALS - VIEW OR RECEIVE

You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

To facilitate timely delivery please make the request as instructed below on or before 09/30/08.

6800 CINTAS BLVD P.O. BOX 625737 CINCINNATI, OH 45262-5737
HOW TO VIEW MATERIALS VIA THE INTERNET

Have the 12 Digit Control Number(s) available and visit: www.proxyvote.com

HOW TO REQUEST A COPY OF MATERIALS
1) BY INTERNET - www.proxyvote.com
2) BY TELEPHONE - 1-800-579-1639
3) BY E-MAIL* - sendmaterial@proxyvote.com

*If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information	How To Vote
Meeting Type: Annual	Vote In Person
Meeting Date: 10/14/08

Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Meeting Time: 10:00 A.M. EDT
For holders as of: 08/19/08

Meeting Location:

Cintas Headquarters
6800 Cintas Boulevard
Cincinnati, OH 45040	Vote By Internet
To vote now by Internet, go to
Meeting Directions:

WWW.PROXYVOTE.COM.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

For Meeting Directions: 1-800-246-8271

Voting items

The Board recommends you vote FOR each of the following candidates:	The Board of Directors recommends a vote FOR proposal 2.

1a. Gerald S. Adolph 1b. Paul R. Carter 1c. Gerald V. Dirvin 1d. Richard T. Farmer 1e. Scott D. Farmer 1f. Joyce Hergenhan 1g. Robert J. Kohlhepp 1h. David C. Phillips 1i. Ronald W. Tysoe

2.                 To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009.

The Board of Directors recommends a vote AGAINST proposal 3.

3.                 The North Carolina Equity Investment Fund proposal to require that the Chairman of the Board of Directors be an independent director.

The Board of Directors recommends a vote AGAINST proposal 4.

4.                The American Federation of State, County & Municipal Employees’ proposal that stockholders of Cintas request the Board of Directors to adopt a policy that provides stockholders the opportunity to vote on an advisory resolution to ratify the compensation of the named executive officers.

6800 CINTAS BLVD P.O. BOX 625737 CINCINNATI, OH 45262-5737	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by Cintas Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cintas Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CINTA1 KEEP THIS PORTION FOR YOUR RECORDS

 —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CINTAS CORPORATION

The Board recommends you vote FOR each of the
following candidates:		For	Against	Abstain

Nominees:					Vote on Proposals

1a.	Gerald S. Adolph	☐	☐	☐
The Board of Directors recommends a vote FOR
1b.	Paul R. Carter	☐	☐	☐	proposal 2.			For	Against	Abstain

1c.	Gerald V. Dirvin	☐	☐	☐	2.	To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009;
								☐	☐	☐
1d.	Richard T. Farmer	☐	☐	☐
The Board of Directors recommends a vote AGAINST
1e.	Scott D. Farmer	☐	☐	☐	proposal 3.

1f.	Joyce Hergenhan	☐	☐	☐	3.	The North Carolina Equity Investment Fund proposal to require that the Chairman of the Board of Directors be an independent director.
								☐	☐	☐
1g.	Robert J. Kohlhepp	☐	☐	☐

1h.	David C. Phillips	☐	☐	☐	The Board of Directors recommends a vote AGAINST
proposal 4.
1i.	Ronald W. Tysoe	☐	☐	☐
4.

The American Federation of State, County & Municipal Employees’ proposal that shareholders of Cintas request the Board of Directors to adopt a policy that provides shareholders the opportunity to vote on an advisory resolution to ratify the compensation of the named executive officers.

								☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —   —

CINTAS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard T. Farmer, Robert J. Kohlhepp and William C. Gale and each or any of them, with full power of substitution, as proxies to vote at the Annual Meeting of Stockholders of Cintas Corporation (the “Company”) to be held at Cintas’ Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio, on Tuesday, October 14, 2008, at 10:00 a.m., Eastern Daylight Time, and at any postponement or adjournment thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company, which the undersigned would be entitled to vote as directed on the reverse side, and, in their discretion, upon such other matters as may come before the meeting or any postponement or adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

QuickLinks

GENERAL INFORMATION
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
PRINCIPAL SHAREHOLDERS
SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PERSON TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER ITEMS TO BE VOTED ON BY SHAREHOLDERS
QUESTIONS?